UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 10, 2006

CHINA DIGITAL MEDIA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30212
(Commission File Number)

13-3422912
(I.R.S. Employer Identification No.)

2505-06, 25/F, Stelux House, 698 Prince Edward Road East,
Kowloon, Hong Kong
(Address of Principal Executive Offices) (Zip Code)

(011) 852-2390-8600
(Registrant's Telephone Number, Including Area Code)

    This Current Report on Form 8-K is filed by China Digital Media Corporation f/k/a Hairmax International, Inc., a Nevada corporation (the “Registrant”), in connection with the matters set forth below.

ITEM 8.01 Other Events

On May 10, 2006, for value received, Ng Chi Shing (“Mr. Ng”), Chairman and Chief Executive Officer of the Registrant, executed an Irrevocable Stock Power and assigned all of his right, title and interest in and to 23,250,000 shares of Common Stock and 1,875,000 shares of Series A Convertible Preferred Stock of the Registrant to Modern Delta Holdings Limited, a limited liability company organized under the laws of the British Virgin Islands (“Modern Delta”). As a result of this transfer, all of his shares of capital stock of the Registrant will be held by an investment holding company controlled by Mr. Ng.

There are currently 31,687,365 issued and outstanding shares of Common Stock, and a total of 500,000,000 authorized shares of Common Stock. In addition, there are currently 1,875,000 issued and outstanding shares of Series A Convertible Preferred Stock, and a total of 40,000,000 authorized shares. The Series A Convertible Preferred Stock is convertible into five shares of fully paid and nonassessable shares of Common Stock, and votes together with the Common Stock on all matters on an “as converted” basis. After the transfer, Mr. Ng will continue to be the beneficial owner of 23,250,000 shares of Common Stock and 1,875,000 shares of Series A Convertible Preferred Stock, as such term is defined in Rule 13d-3 under the Exchange Act, with the holdings of Modern Delta together representing 79.45% of the Registrant’s total combined voting power.

The ownership restructuring enables Mr. Ng to transfer all of his shares of capital stock to Modern Delta, an investment holding company, and it also enables him to consummate the promised transfer of an indirect 25.168% interest in these stockholdings to Mr. Chen Lu, Director of Business Development of the Registrant, a member of the Board of Directors of the Registrant and a minority shareholder of Modern Delta. Mr. Ng will continue as Chairman and Chief Executive Officer of the Registrant, and he will also be the Chairman, sole Board member and majority shareholder of Modern Delta.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIGITAL MEDIA CORPORATION

By: /s/ Ng Chi Shing
      Ng Chi Shing
      Chief Executive Officer

Dated: May 10, 2006

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